Exhibit 99



                                   CONTACT:  Dana Buchbinder
                                             (508) 293-6357
FOR IMMEDIATE RELEASE                        buchbinder_dana@emc.com


                   EMC  CORPORATION  ANNOUNCES
              RECORD  AND  DISTRIBUTION  DATES  FOR
         DISTRIBUTION  OF  McDATA  CLASS A  COMMON STOCK

HOPKINTON, Mass. - January 12, 2001 - EMC Corporation (NYSE: EMC) today announced that it has declared a stock dividend of all of the shares of Class A common stock of McDATA Corporation (Nasdaq National Market: MCDT) owned by EMC. The dividend will be distributed on February 7, 2001, to EMC stockholders of record as of 5:00 p.m. Eastern time on January 24, 2001. EMC currently owns 81 million shares of McDATA Class A common stock, which represents approximately 74 percent of the total outstanding common stock of McDATA.

The Dividend Distribution
-------------------------

     The McDATA Class A common stock will be distributed to EMC stockholders in the amount of approximately 0.0369 of a share of McDATA Class A common stock for each share of EMC common stock (approximately 36 shares of McDATA Class A common stock for each 1,000 shares of EMC common stock). The final ratio will be the ratio of the number of shares of McDATA Class A common stock owned by EMC to the actual number of shares of EMC common stock outstanding on January 24, 2001, the record date. As of December 31, 2000, the close of EMC's 2000 fiscal year, EMC had approximately 2,195,000,000 shares outstanding.

     Ownership of the McDATA Class A common stock received by EMC stockholders will be registered in book-entry form. Each EMC stockholder will receive a stock distribution statement from the distribution agent. The statement will indicate the number of full shares of McDATA Class A common stock that have been credited to that EMC stockholder. Each EMC stockholder also will receive a cash payment for any fractional shares of McDATA Class A common stock.

     As previously announced, EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders of the McDATA Class A common stock will be tax free to EMC stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.


     On August 9, 2000, McDATA completed the initial public offering of its Class B common stock, which now is listed on the Nasdaq National Market under the symbol "MCDT".

     McDATA was acquired by EMC in 1995 and was established as an independent entity in 1997. In 1999 EMC introduced its Connectrix family of SAN (storage area network) connectivity solutions, designed and manufactured by McDATA.


Further Information on Distribution
-----------------------------------

     After January 24, 2001, the record date, an information statement will be mailed to EMC stockholders of record as of 5:00 p.m. Eastern time on the record date. The information statement will include the final ratio of shares of McDATA Class A common stock to be distributed for each share of EMC common stock, as well as information as to how to calculate the share cost basis of such shares. McDATA has filed an application to list the Class A common stock on the Nasdaq National Market under the symbol "MCDTA."

EMC Corporation
---------------

     EMC Corporation (NYSE: EMC) is the world leader in information storage systems, software, networks and services, providing the information infrastructure for a connected world.
Information about EMC's products and services can be found at http://www.EMC.com.

McDATA Corporation
------------------

     McDATA (Nasdaq:MCDT) is the leader in enterprise open network storage and provides highly available, scalable and centrally managed solutions that address enterprise-wide storage problems. McDATA's enterprise-to-edge SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership. McDATA also extensively pre-tests SAN solutions to provide IT organizations with the comprehensive tools, methodologies and support essential to robust SAN implementation. McDATA distributes its products through its OEMs, network of resellers and Elite Solution Partners.


EMC2 and EMC are registered trademarks of EMC Corporation. Other trademarks are the property of their respective owners.

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) component quality and availability; (ii) delays in the development of new technology and the transition to new products;
(iii) competitive factors, including but not limited to pricing pressures, in the computer storage and server markets; (iv) the relative and varying rates of product price and component cost declines; (v) economic trends in various geographic markets and fluctuating currency exchange rates; (vi) the ability to attract and retain highly qualified employees; (vii) deterioration or termination of the agreements with certain of the Company's indirect channels; (viii) the uneven pattern of quarterly sales;
(ix) risks associated with strategic investments and acquisitions; and (x) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.